EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427 (802) 775-0486 (home) (802) 742-3062 (pager)
For Immediate Release: May 11, 2006

Pamela Keefe named CFO of CVPS

RUTLAND - Pamela Keefe, senior director of financial strategy with IDX Systems Corp., has been named vice president, chief financial officer and treasurer of Central Vermont Public Service. Keefe will begin her new position on June 5.

"Pamela will play a prominent role in executing our financial restoration plan and planning our energy future, which are critical to the company," CVPS President Bob Young said. "She has an extensive background in finance and accounting, and the significant technical expertise needed to effectively manage the diverse financial challenges we face."

In addition to strategic financial planning at IDX, Keefe was responsible for target valuation and analysis, cash and investment management, Sarbanes Oxley entity-level compliance, and relationship management for banks, investment managers, insurers and foreign exchange.

Keefe, a resident of Bristol, held a variety of positions with IDX over nine years, and was previously associated with Merchants Bank and Keystone Investments Inc. of Boston.

"CVPS's financial restoration plan sets out a solid foundation for rebuilding the company's strength and returning it to investment grade," Keefe said. "I look forward to the challenges this will entail, challenges that must be overcome for the sake of customers and investors alike."

Keefe earned a bachelor's degree in economics and mathematics from St. Lawrence University and a master's in business administration from St. Michael's College. She has also completed executive education in driving corporate performance at the Harvard Graduate School of Business.

On Tuesday, the company announced the appointment of Burlington attorney Mary Alice McKenzie as chair of the board. As part of a board reorganization, the board accepted resignations from Timothy Cobb of South Carolina and George MacKenzie Jr. of Pennsylvania. Vermonters William Stenger, Bill Sayre and Douglas Wacek have joined the board.

Stenger, 57, is president of Jay Peak Resort and a resident of Newport, Vt.

Wacek, 54, is the president and CEO of the Union Mutual Insurance Group in Montpelier, Vt. He is a certified public accountant and a resident of Burlington, Vt.

Sayre, 55, is president of Duncan Hermanson Corp., a real estate investment company with holdings in Vermont and New York. He is a resident of Bristol, Vt.

CVPS, founded in 1929, is Vermont's largest electric utility, serving more than 151,000 customers.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.